Exhibit 99.2

DYNAVAX

DYNAVAX TECHNOLOGIES 2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact: Michael Ostrach Vice President and Chief Business Officer 510-665-7257 mostrach@dynavax.com

DYNAVAX REPORTS POSITIVE IMMUNOGENICITY DATA FROM AN ANALYSIS OF HYPO-RESPONSIVE POPULATIONS IN HEPLISAV™ PHASE 3 TRIAL

Berkeley, CA — October 10, 2011 — Dynavax Technologies Corporation (NASDAQ: DVAX) today announced immunogenicity data for subpopulations known to be hypo-responsive (males, obese, and smokers) to currently licensed hepatitis B vaccines from its Phase 3 trial (HBV-16). The Phase 3 study was a multi-center, observer-blinded study to determine if the immunogenicity of two doses of HEPLISAV was non-inferior/superior to three doses of Engerix-B® by comparing seroprotection rates (SPR) at eight weeks post last dose in healthy adults over age 40.

The data demonstrate HEPLISAV’s enhanced immune response and superiority as measured by peak SPRs for the subpopulations as follows:

HEPLISAV SPR%		Engerix-B SPR%
Adults 40 yrs.	95.1	70.5
Males	94.6	67.8
Females	95.6	77.8
Obese (BMI 30 kg/m2)	94.7	65.4
Non-obese	95.4	78.4
Smokers	95.6	65.3
Non-smokers	95.0	74.8

As reported previously, for all safety parameters, HEPLISAV was similar to the Engerix-B control arm.

Dynavax President and Chief Medical Officer, Tyler Martin, MD, said, “These subset analyses from HBV-16 further underline the superiority of HEPLISAV compared to the current market leading HBV vaccine, Engerix-B. It has long been known that males, the obese, and smokers have an impaired response to current licensed HBV vaccines. Not only was HEPLISAV superior to Engerix-B in each of these subpopulations, the seroprotection rates in the HEPLISAV group did not decline for any hypo-responsive subset, in comparison to the responsive subset. These results substantially strengthen the observation that HEPLISAV is superior to Engerix-B.”

Dynavax will present additional detail on the hypo-responsive groups at the American Association for the Study of Liver Diseases (AASLD) later this year.

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Engerix-B® is a registered trademark of GlaxoSmithKline

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine. In an earlier completed pivotal Phase 3 trial, HEPLISAV demonstrated increased, rapid protection with fewer doses than current licensed vaccines. Dynavax has worldwide commercial rights to HEPLISAV and is developing the vaccine for large, high-value populations that are less responsive to current licensed vaccines, including individuals with chronic kidney disease. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist known as ISS to enhance the immune response.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine designed to provide rapid and superior protection with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward Looking Statements

This press release contains "forward-looking statements," that are subject to a number of risks and uncertainties. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV and our process for its manufacture can occur in a timely manner or without significant additional studies or difficulties or delays in development or clinical trial enrollment, whether our studies can support registration for commercialization of HEPLISAV; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process, including the outcome of pre-filing discussions with regulatory authorities; the Company's ability to obtain additional financing to support the development and commercialization of HEPLISAV and its other operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in the Company's current periodic reports with the SEC.

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